                           SALOMON SMITH BARNEY INC.
                             THE DEALER MANAGER FOR
                   NEW YORK STATE ELECTRIC & GAS CORPORATION

                           OFFER TO PURCHASE FOR CASH
                ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING
        SERIES OF ITS SERIAL PREFERRED STOCK, PAR VALUE $100 PER SHARE,
            AT THE PURCHASE PRICES LISTED ON THE FRONT COVER OF THE
          OFFER TO PURCHASE AND CONSENT STATEMENT, DATED MARCH 1, 1999

 SERIES                                                 CUSIP NO.
---------                                             -------------
  3.75%    Cumulative Preferred Stock                 649840-20-4
 4 1/2%    Cumulative Preferred Stock (Series 1949)   649840-70-9
  4.40%    Cumulative Preferred Stock                 649840-40-2
  4.15%    Cumulative Preferred Stock (Series 1954)   649840-50-1
  4.15%    Cumulative Preferred Stock                 649840-2*-5

                            ------------------------

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
               CONSENT STATEMENT WITH RESPECT TO THE ABOVE-LISTED
                      SERIES OF ITS SERIAL PREFERRED STOCK
--------------------------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON MARCH 26, 1999, UNLESS THE OFFER IS EXTENDED
                            (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

                                                                   MARCH 1, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    In our capacity as Dealer Manager, we are enclosing the materials listed below relating to the invitation of New York State Electric & Gas Corporation (the "Company"), a New York corporation, to the holders of each series of serial preferred stock of the Company listed above (each a "Series of Preferred," and the holder thereof, a "Preferred Shareholder") to tender any and all of their shares (the "Shares") for purchase at the purchase price per Share listed on the front cover of the Offer to Purchase and Consent Statement, dated March 1, 1999, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Statement and in the applicable Letter of Transmittal and Consent (which together constitute the "Offer"). The Company will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions set forth in the Offer. In conjunction with the Offer, the Company is soliciting consents from holders of each Series of Preferred with respect to a proposal to permit the issuance by the Company of additional unsecured indebtedness in excess of all other unsecured indebtedness presently authorized, permitted or previously consented to, as described in the Offer (the "Proposal").

    If, but only if, a Preferred Shareholder validly consents to the Proposal with respect to Shares but such Shares are not tendered pursuant to the Offer and the Proposal is approved, the Company will make a special cash payment to such Preferred Shareholder in an amount equal to $1.00 for each such Share (the "Special Cash Payment"). Consents MUST be returned by the Expiration Date for the applicable Series of Preferred. Those Preferred Shareholders who validly tender their Shares will be entitled only to the applicable purchase price per Share listed on the front cover of the Offer to Purchase and Consent Statement and will not be entitled to the Special Cash Payment.

    While Preferred Shareholders who wish to tender their Shares pursuant to the Offer need not grant their consent to the Proposal, the Offer is conditioned upon, among other things, the approval of the Proposal by holders of at least a majority of the votes of shares of the Company's outstanding serial preferred stock entitled to be cast (which includes each Series of Preferred and the Company's 6.30% Serial Preferred Stock (Cumulative, $100 Par Value) which is not subject to the Offer), considered together as one class. The Offer for any one Series of Preferred is not conditioned upon any minimum number of

Shares of such Series of Preferred being tendered and is independent of the Offer for any other Series of Preferred. It is not necessary to tender Shares in order to consent to the Proposal.

    All tenders of Shares via the Automated Tender Offer Program of The Depository Trust Company ("DTC") must be accompanied by a properly completed and duly executed Letter of Transmittal and Consent (together with any other required documents) which must be received by the Depositary on or prior to the Expiration Date.

    We are asking you to contact your clients for whom you hold Shares. Please bring the Offer and the consent solicitation to their attention as promptly as possible.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1. The Offer to Purchase and Consent Statement, dated March 1, 1999.

        2. A separate Letter of Transmittal and Consent for each Series of Preferred.

        3. A letter to Preferred Shareholders from the Company.

        4. A Notice of Guaranteed Delivery and Consent.

        5. A form of letter which may be sent to your clients for obtaining such clients' instructions with regard to the Offer and the consent solicitation.

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    THE SAME LETTER OF TRANSMITTAL AND CONSENT MAY NOT BE USED TO TENDER SHARES AND TO GRANT CONSENT WITH RESPECT TO OTHER SHARES WHICH ARE NOT BEING TENDERED. A PREFERRED SHAREHOLDER TENDERING A PORTION OF HIS OR HER SHARES AND GRANTING A CONSENT WITH RESPECT TO OTHER SHARES WITHOUT TENDERING SUCH SHARES MUST SUBMIT TWO SEPARATE LETTERS OF TRANSMITTAL AND CONSENT, ONE WITH RESPECT TO THE TENDERED SHARES AND ONE WITH RESPECT TO THE SHARES FOR WHICH A CONSENT IS GRANTED BUT WHICH ARE NOT TENDERED.

    A LETTER OF TRANSMITTAL AND CONSENT MAY RELATE ONLY TO ONE DELIVERY BY BOOK-ENTRY TRANSFER, AND THUS ONLY ONE VOI NUMBER MAY BE SUPPLIED ON A LETTER OF TRANSMITTAL AND CONSENT. SEPARATE LETTERS OF TRANSMITTAL AND CONSENT MUST BE USED FOR EACH DELIVERY BY BOOK-ENTRY TRANSFER.

CUSIP NUMBERS

    You must check your records carefully to be sure you identify all beneficial owners on whose behalf you hold Shares of the three Series of Preferred listed below. These three Series of Preferred were sold at issuance as "private placements" and were assigned Private Placement Numbers. Subsequently, two of these three Series of Preferred were assigned CUSIP numbers. Finally, many of the Shares of these three Series of Preferred are held outside of DTC and may be shown in your records under a "dummy" CUSIP. Again, please check your records carefully.

                              SERIES                                    CUSIP NUMBER     PRIVATE PLACEMENT NUMBER
-------------------------------------------------------------------  ------------------  ------------------------
4.40% Cumulative Preferred Stock                                          649840-40-2            649840-4*-3
4.15% Cumulative Preferred Stock (Series 1954)                            649840-50-1            649840-3*-4
4.15% Cumulative Preferred Stock                                               (none)            649840-2*-5

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND CONSENT, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT FOR A PARTICULAR SERIES MAY BE USED FOR SUCH SERIES OF PREFERRED.

SOLICITATION FEES

    The Company will pay a solicitation fee to Soliciting Dealers (as defined) of an amount equal to $1.50 per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, in which case the Company will pay a solicitation fee equal to $1.00 per Share). If the Proposal is approved, the Company will pay a solicitation fee to Soliciting Dealers of $.50 per Share for Shares that are not tendered pursuant to the Offer but in respect of which a consent to the Proposal is validly granted. With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable pursuant to this paragraph shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as herein described), in which case such fees shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable pursuant to this paragraph shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager).

    A designated Soliciting Dealer shall be named under the heading "Solicited Tenders and/or Consents" in the applicable Letter of Transmittal and Consent and shall have obtained the tender and/or consent, and shall also be (a) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (b) a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) a bank or trust company (each of which is referred to herein as a "Soliciting Dealer").

    No such solicitation fee shall be payable to a Soliciting Dealer with respect to the tender and/or consent of Shares by a holder unless the applicable Letter of Transmittal and Consent accompanying such tender and/or consent designates such Soliciting Dealer. No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered or Shares for which a consent has been granted for such Soliciting Dealer's own account. If tendered Shares or Shares for which a consent has been granted are registered in the name of such Soliciting Dealer, no such fee shall be payable unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered and/or a consent is being granted for the benefit of one or more beneficial owners identified on the applicable Letter of Transmittal and Consent. Preferred Shareholders should complete the "Solicited Tenders and/or Consents" box in the accompanying Letter of Transmittal and Consent to designate a Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer and consent solicitation.

    Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organization in connection with the Offer and consent solicitation consist solely of forwarding to clients materials relating to the Offer and consent solicitation, including the applicable Letter of Transmittal and Consent, and tendering Shares or granting consents as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer or whether to grant or refrain from granting a consent. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the Offer and consent solicitation, the term "solicit" shall be deemed to mean no more than "processing shares tendered or consents" or "forwarding to customers materials regarding the Offer and consent solicitation."

    BY ACCEPTING ANY SOLICITATION FEE, A PERSON SHALL BE DEEMED TO HAVE REPRESENTED THAT: (I) IT HAS COMPLIED WITH THE APPLICABLE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER, IN CONNECTION WITH SUCH SOLICITATION; (II) IT IS ENTITLED TO SUCH COMPENSATION FOR SUCH SOLICITATION UNDER THE TERMS AND CONDITIONS OF THE OFFER; (III) IN SOLICITING TENDERS AND/OR CONSENTS, IT HAS USED NO SOLICITING MATERIALS OTHER THAN THOSE FURNISHED BY THE COMPANY; AND (IV) IF IT IS A FOREIGN BROKER OR DEALER NOT ELIGIBLE FOR MEMBERSHIP IN THE NASD, IT HAS AGREED TO CONFORM TO THE NASD'S RULES OF FAIR PRACTICE IN MAKING SOLICITATIONS.

    IN ORDER FOR A SOLICITING DEALER TO RECEIVE A SOLICITATION FEE, SUCH SOLICITING DEALER MUST BE DESIGNATED AS SUCH ON THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT.

    All questions as to the validity, form and eligibility (including time of receipt) of any designation of a Soliciting Dealer will be determined by the Company, in its sole discretion, which determination will be final and binding. Neither the Company nor any other person will be under any duty to give notification of any defects or irregularities in any designation of a Soliciting Dealer or incur any liability for failure to give such notification.

    The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the Offer to your customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the applicable Letter of Transmittal and Consent.

                                          Very truly yours,
                                          Salomon Smith Barney Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.